EXHIBIT 4

SECTION 2.8 OF THE AGREEMENT OF LIMITED PARTNERSHIP OF FUND II-A

     2.8 WHR Fund II-A. WHR Fund II-A is a sister partnership to the Partnership and will, as more fully described below, make investments and dispose of investments on a pro rata basis with, and on the same terms as, the Partnership. All actions taken by the Partnership with respect to Acquired Securities, including but not limited to acquisitions, sales, exchanges, conversions or other dispositions, distributions, and the exercise of voting or other rights of securities holders, but excluding actions taken pursuant to Sections 8.4(a), 8.4(b), 9.12(d), 11.1(b) or the second sentence of Section 9.9(b)(iii) hereof or the corresponding provision of the Agreement of Limited Partnership of WHR Fund II-A, shall be taken simultaneously with the same action being taken by WHR Fund II-A. Except pursuant to the second sentence of Section 9.9(b)(iii) hereof or the corresponding provisions of the Agreement of Limited Partnership of WHR Fund II-A, all purchases of Acquired Securities shall be ratable on the basis of the aggregate Commitments of the Partners in the Partnership and "Commitments" (as defined in its Agreement of Limited Partnership) of the partners in WHR Fund II-A. All other such simultaneous actions shall be ratable, and all costs and expenses directly associated with such securities shall be borne ratably, on the basis of the respective amounts of the particular class of Acquired Securities held or being acquired by the Partnership and WHR Fund II-A. All reductions in management fees required by Section 4.10(a)(iv) hereof, and (except as otherwise provided in this Section 2.8) all reimbursements or uses of funds pursuant to
Section 4.10(b) hereof and the corresponding provision of the Agreement of Limited Partnership of WHR Fund II-A shall be made ratably on the basis of the respective aggregate Commitments of the Partners in the Partnership and "Commitments" (as defined in its Agreement of Limited Partnership) of the partners in WHR Fund II-A.

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